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                                                      EXHIBIT 11
ITEM 14 (c)
COMPUTATION OF PER SHARE INCOME (LOSS)
AMERICAN BANKNOTE CORPORATION AND SUBSIDIARIES
Dollars in thousands, except per share data
Year Ended December 31

Primary Earnings Per Share


                                1996          1995       1994

Before extraordinary item      $ 4,099    $(22,415)    $(5,701)
Extraordinary item                   -            -       (114)
  Net income (loss)              4,099      (22,415)    (5,815)

  Net income (loss)
     for computation           $ 4,099     $(22,415)  $ (5,815)



Weighted average number of common and\
  equivalent shares outstanding:

  Common shares                 19,724       19,095     19,000
  Warrants                         176           -          -
  Options                          600           -          -
  Total shares
     for computation            20,500       19,095     19,000



Income (loss) per share:
  Before extraordinary item     $ 0.20      $(1.17)     $(0.30)
  Extraordinary item                .                    (0.01)
     Net income (loss)          $ 0.20      $(1.17)     $(0.31)



Primary and fully-diluted earnings per share are the same.